March 1, 2001

Mr. Don Samaria
The Bentley Group
2235 Camino del Vecino
Alpine, CA 91901

Dear Don:

This letter confirms the arrangement that we entered into with you early last month to perform certain investor and market relations functions on behalf of EarthShell Corporation. The objectives of your consulting services has been to assist EarthShell to heighten market awareness, to broaden retail ownership and to increase trading volumes in order to minimize share price volatility. We previously forwarded to you product samples and promotional literature along with a list of our shareholders and other contacts who have expressed an interest in the Company, which should be useful in communicating the EarthShell story to your investment community contacts. Please continue to keep me apprised in writing of market attitudes toward ERTH every day or two, and let me know how we can better interface with the market.

We agreed to pay you a fixed fee for your consulting services of 150,000 shares of ERTH stock, plus a fixed amount of $50,000 for direct expenses. In consideration for your work over the past several weeks, upon receipt of this countersigned letter, we will deliver to you the first installment of 75,000 shares of ERTH stock and our check for your expenses of $50,000. The second installment of your service fee will be made in the form of 75,000 shares of ERTH on or before March 15, 2001.

If this letter is consistent with your understanding, please countersign and return to me.

Sincerely,

/s/ Simon Hodson

Simon Hodson
President and Chief Executive Officer

AGREED AND ACCEPTED:

 /s/ Don Samaria
Don Samaria                         Date